                                                                       EXHIBIT 5
CLYDE A. BILLINGS, JR.
Vice President and Counsel

FIRST TENNESSEE NATIONAL CORPORATION
P. O. Box 84
Memphis, TN  38103
(901) 523-5679
Cable FIRBANK


January 11, 1995

Board of Directors
First Tennessee National Corporation
165 Madison Avenue
Memphis, TN  38103

Gentlemen:

         I have acted as counsel to First Tennessee National Corporation, a Tennessee corporation (the "Company"), in connection with the registration on Form S-8, Registration Statement (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), of 225,000 shares (the "Securities") of Common Stock, par value $2.50 per share, of the Company, and associated stock purchase rights (the "Rights") to be issued pursuant to the Shareholder Protection Rights Agreement dated as of September 7, 1989 (the "Rights Agreement") between the Company and First Tennessee Bank National Association, as Rights Agent (the "Rights Agent"). The Securities are to be issued to non-employee directors of the Company who participate in the Company's Non-Employee Directors' Deferred Compensation Stock Option Plan (the "Plan") upon the valid exercise of stock options that may be granted to them pursuant to the Plan. I have examined the originals or copies, certified or otherwise identified to my satisfaction, of such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion.

         Upon the basis of such examination, it is my opinion that:

         1. Securities subject to options which in the future are validly granted pursuant to the terms of the Plan will, when validly issued pursuant to the terms of the Plan, be validly issued, fully paid and non-assessable.

         2. When the Securities have been validly issued, the rights attributable to the Securities will be validly issued.

Board of Directors
Page 2
January 11, 1995

         In connection with my opinion set forth in paragraph (2) above, I note that the question whether the Board of Directors of the Company might be required to redeem the Rights at some future time will depend upon the facts and circumstances existing at that time and, accordingly, is beyond the scope of such opinion.

         The foregoing opinion is limited to the federal laws of the United States and the laws of the State of Tennessee, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

         In rendering the foregoing opinion, I have relied to the extent I deem such reliance appropriate as to certain matters on statements, representations and other information obtained from public officials, officers of the Company and other sources believed by me to be responsible.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to me in the Prospectus that is a part of the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under
Section 7 of the Act.

Very truly yours,


Clyde A. Billings, Jr.
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Clyde A. Billings, Jr.